Exhibit 99

BSML, Inc. Receives NASDAQ Notice

On April 12, 2007, BSML, Inc. (the “Company”), received a written Staff Determination Notice (the “Notice”) from the NASDAQ Stock Market (“ NASDAQ”) stating that the Company is not in compliance with NASDAQ’s Marketplace Rule 4310(c)(2)(B) because the Company’s stockholders’ equity was $2,482,000, the market value of the Company’s listed securities was $15,256,879, and because the Company had reported net losses from continuing operations in its annual filings for the years ended December 30, 2006, December 31, 2005, and December 25, 2004.  NASDAQ Rule 4310(c)(2)(B) requires a company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuous operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

          The Notice also states that where an issuer fails to comply with the stockholders’ equity requirement within one year of regaining compliance with that requirement pursuant to an exception by the NASDAQ Listing Qualifications Panel (the “Panel”).  The Notice points out that the Panel notified the Company on June 2, 2006, that it had evidenced compliance with the stockholders’ equity requirement that was the subject of a March 17, 2006, exception letter.  (See the Company’s Current Report on Form 8-K, filed with the Commission on June 6, 2006.)  Accordingly, the Notice states, unless the Company requests an appeal of the determination, trading of the Company’s common stock will be suspended at the opening of business on April 23, 2007, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on The NASDAQ Stock Market.

          The Company is presently reviewing its options and determining whether to file an appeal as outlined in the Notice and permitted under the NASDAQ rules.  In the event that the Company decides to appeal the determination of non-compliance, there can be no assurance that the Panel will grant the Company’s request for continued listing.

          Additionally, under the NASDAQ Marketplace Rules, the Company is required to disclose that the audit report of Stonefield Josephson, Inc., the Company’s independent registered public accounting firm, relating to the Company’s financial statements for the year ended December 30, 2006, included a “going concern” qualification.

CONTACT:  Julian Feneley of BSML, Inc., +1-925-279-2870/
          /FCMN Contact: mwoodrow@britesmile.com /
          /Web site:  http://www.britesmile.com/
          (BSML)